EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Trellis Earth Products, Inc.
Wilsonville, Oregon

We hereby consent to the inclusion in this Registration Statement of Trellis Earth Products, Inc. on Form S-1 Amendment No. 5 dated February 10, 2012 of our report dated Septbember 21, 2011 with respect to the balance sheets of Trellis Earth Products, Inc. as of December 31, 2010 and 2009, and the related statements of operations, change in stockholders' deficit, and cash flows for the years ended December 31, 2010 and 2009. We also consent to the reference to our firm under the heading "Experts" appearing therin.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

February 10, 2012